Exhibit 32.1

CERTIFICATIONS
Pursuant to 18 U.S.C. Section 1350

Each of the undersigned hereby certifies that to his knowledge the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 of ExamWorks Group, Inc. (the “Company”) filed with the Securities and Exchange Commission on the date hereof fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ James K. Price
Name:	James K. Price
Title:	Chief Executive Officer
Date:	March 11, 2011

/s/ J. Miguel Fernandez de Castro
Name:	J. Miguel Fernandez de Castro
Title:	Chief Financial Officer
Date:	March 11, 2011